Exhibit 99.1
AÉROPOSTALE REPORTS RECORD DECEMBER SALES RESULTS
Same store sales increase 12.2%
Raises Fourth Quarter Guidance
New York, New York — January 10, 2008 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended January 5, 2008 increased 17.5% to a record $313.5 million, from $266.7 million for the five-week period December 30, 2006.
Due to the 53rd week in fiscal 2006, same stores for the month are compared to the five-week period ended January 6, 2007. On this basis, same store sales increased 12.2%.
Year-to-date, total net sales increased 13.8% to a record $1.505 billion, from $1.323 billion for the same period last year. Year-to-date, same store sales increased 3.2% compared to the corresponding period ended January 6, 2007.
Julian R. Geiger, Chairman and Chief Executive Officer, said “We are thrilled with our performance for both the month of December and the entire holiday selling season. We received an excellent response from our customers in each of our merchandise categories. We are very pleased to have had significant increases in comparable store sales, improvements in merchandise margins, and reductions in clearance inventories compared to last year. We remain excited about our opportunities in the spring season as we acknowledge the momentum of our business, the power of our promotions and the positioning of our brand.”
FOURTH QUARTER GUIDANCE:
The Company now expects to achieve fourth quarter earnings of approximately $0.91 per diluted share, including approximately $4.1 million of other income or $0.04 per diluted share relating to the settlement of disputes with a former officer of the company. Excluding the settlement, the company expects fourth quarter earnings of approximately $0.87 per share, versus its previously issued guidance of $0.82 to $0.84 per share.
The Company believes that the disclosure of same store sales on a pro-forma basis due to the 53rd week in fiscal 2006, which is a non-GAAP financial measure, provides investors useful information to help them better understand the company’s expected results.
To hear the Aéropostale prerecorded December sales message, please dial (866) 644-7738 or (585) 267-8033.
About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).
The Company currently operates 801 Aéropostale stores in 47 states, 12 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.